Board of Directors
American Lorain Corporation

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and inclusion in this Registered Statement of American Lorain Corporation on Form S-1/A of our report date August 12, 2007 and March 1, 2007, with respect to the Consolidated Balance Sheets of American Lorain Corporation as of June 30, 2007 and 2006 as of December 31, 2006, 2005, and 2004 and the related Consolidated Statements of Operations, Cash Flows, and Stockholders' Equity for the above six-month periods in 2007 and 2006 and each of the three above periods ended December 31.

South San Francisco, California	Samuel H. Wong & Co., LLP
February 19, 2008	Certified Public Accountant